Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, September 4, 2008
4:00 P.M. CDT
VOLUNTARY SEVERANCE PROGRAM IS COMPLETED
     DALLAS – A. H. Belo Corporation (NYSE: AHC) said today that the voluntary severance offer (VSO) extended to the Company’s newspaper employees in July has been completed. Overall, 413 employees will leave the company under the VSO – 270 at The Dallas Morning News, 23 at The Providence Journal, and 120 at The Press-Enterprise. The total cost of the VSO is approximately $11.2 million, the majority of which will be expensed in the third quarter.
     In addition, an involuntary reduction in force will be completed by mid-to-late October to achieve the necessary remaining workforce reductions. The expense related to the reduction in force is estimated at $2.4 million and will be recorded in the fourth quarter. The reduction in force is limited to the news, production, customer retention call center, and Al Día departments at The Dallas Morning News; the news, consumer sales, packaging and production departments (excluding pressroom) at The Press-Enterprise; and, the news, editorial, advertising and promotion departments, subject to contractual obligations, at The Providence Journal.
     The combined workforce reductions are expected to result in a savings of more than $29 million on an annualized basis.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “These job actions are part of a restructuring of our newspaper operations that accelerates the allocation of resources to promising new print and online products while focusing our workforce on A. H. Belo’s local content creation and sales capabilities. We greatly appreciate the dedication and service of all A. H. Belo employees who are leaving the Company under the voluntary severance program. I’m confident that we’re taking the right steps to realign our resources to meet consumer and advertiser needs while maintaining the exceptional quality of A. H. Belo’s journalistic products.”
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Voluntary Severance Program is Completed
September 4, 2008
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     A copy of the letter sent to operating company employees today by Jim Moroney, executive vice president of A. H. Belo and Publisher and Chief Executive Officer of The Dallas Morning News is available at www.ahbelo.com/invest.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and 12 associated Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; circulation trends; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission.